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                                                                   EXHIBIT 10.14

                         TECHNOLOGY LICENSE AGREEMENT

     THIS TECHNOLOGY LICENSE AGREEMENT (the "Agreement"), effective as of the Effective Date, is entered into by and between Somnus Medical Technologies, Inc., a Delaware Corporation having a principal place of business located at 285
N. Wolfe Road, Sunnyvale, California 94086, ("Somnus") and Conway Stuart Medical, Inc., a Delaware Corporation having a principal place of business located at 735 Palomar Avenue, Sunnyvale, California 94086 ("Conway Stuart").

                                   RECITALS

     WHEREAS, Somnus owns certain patents, patent applications and know-how covering certain inventions, discoveries and information, developed by Somnus at Somnus's expense, relating to Somnus's Model S2 two channel radio frequency ("RF") generator with capability to be expanded to six channels; and

     WHEREAS, Conway Stuart wishes to develop an RF generator based on Somnus's Model S2 RF generator with up to six channels for use by Conway Stuart in the Licensed Field; and

     WHEREAS, Conway Stuart wishes to obtain from Somnus, and Somnus is willing to grant to Conway Stuart, a right and license under the Licensed Subject Matter (as defined hereinafter below) to develop such an RF generator; and

     WHEREAS, Conway Stuart desires to obtain from Somnus, and Somnus is willing to grant to Conway Stuart, a right and license under the Licensed Subject Matter to manufacture, use and sell RF generators based on the licensed technology in the Licensed Field.

     NOW, THEREFORE, Somnus and Conway Stuart agree as follows:

1. DEFINITIONS

     As used in this Agreement, the following terms shall have the meanings indicated:

     1.1 "Licensed Field" shall mean the field of RF ablation for treatment of gastroesophageal reflux and other medical disorders or conditions of the stomach, esophagus, intestine, anus and all other structures, organs or tissues of the digestive tract; provided, however, that the Licensed Field shall specifically exclude treatment of any body structure located above the upper esophageal sphincter. Notwithstanding anything to the contrary, the term "Licensed Field" shall not include any structures, organs or tissues other than structures, organs or tissues of the digestive tract. Notwithstanding anything to the contrary, the term "Licensed Field" shall not include any structures, organs or tissues other than structures, organs or tissues of the digestive tract.

     1.2 "Licensed Subject Matter" shall mean the Intellectual Property Rights and the Technology Rights.

[*] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.
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     1.3  "Intellectual Property Rights" shall mean all rights owned or otherwise held by Somnus in, to or under patents and patent applications, whether domestic or foreign, and all divisions, continuations and continuations-in-part of any patent applications, and all patents which may issue from any patent applications, and all reissues, reexaminations and extensions of patents, relating to Somnus's Model S2 RF generator.

     1.4 "Technology Rights" shall mean all rights owned or otherwise controlled by Somnus in, to or under technical information, know-how, process, procedure, composition, device, method, formula, protocol, technique, software, design, drawing or data relating to Somnus's Model S2 RF generator which are not covered by Intellectual Property Rights, but which are necessary for the practice and full utilization of inventions at any time disclosed or claimed under the Intellectual Property Rights.

     1.5 "Technology" shall mean all tangible and intangible results and items arising out of, developed in connection with or constituting the results of Conway Stuart's development, including all ideas, inventions, discoveries, designs, know-how, notes, memoranda, documentation, and copyrighted materials, and all intellectual property rights constituting, embodied in, or pertaining to any of the foregoing.

     1.6 "Affiliate" shall mean (a) any entity controlled, controlling or under common control with, directly or indirectly, at least fifty percent (50%) of the stock normally entitled to vote for election of directors of a party; or (b) any entity at least fifty percent (50%) of whose stock normally entitled to vote for election of directors is controlled, controlling or under common control with, directly or indirectly, a party, or, if such level exceeds that which is otherwise permissible in the country of residence of such entity, the maximum level permitted in such country.

     1.7 "Effective Date" shall mean the date of transfer by Conway Stuart to Somnus of the Conway Stuart Medical, Inc. Series A Preferred Stock, as further set forth in Section 3.1 of this Agreement.

     1.8 Rules of Construction. As used in this Agreement, all terms defined in the singular shall include the plural, and vice versa, as the context may require. The words "hereof," "herein," and "hereunder" and other words of similar import refer to this Agreement as a whole. The word "including" when used herein is intended to be exclusive and is not intended to mean "including, without limitation." The headings of the several sections of this Agreement are intended for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. This Agreement has been negotiated and drafted by the parties with assistance by counsel and shall be fairly interpreted in accordance with its terms and without any rules of construction relating to which party drafted the Agreement being applied in favor or against either party.

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2. LICENSE

     2.1 Grant. Subject to the terms and conditions stated herein, Somnus hereby grants to Conway Stuart an irrevocable, non-exclusive, worldwide right and license under Licensed Subject Matter to manufacture, have manufactured, use, offer to sell, sell and import RF generators in the Licensed Field.

     2.2 Ownership. Conway Stuart acknowledges and agrees that Somnus is and shall remain the sole and exclusive owner of the Licensed Subject Matter.

     2.3 No Other Rights. Except as expressly provided herein, no right, title, or interest is granted by Somnus to Conway Stuart in, to or under the Licensed Subject Matter.

     2.4 No Sublicense. Conway Stuart shall have no right to sublicense the technology licensed under this Agreement. Any attempt to sublicense this Agreement by Conway Stuart shall result in an immediate termination of this Agreement.

3. PAYMENT

     3.1 Equity in Conway Stuart. In consideration for the rights and licenses granted hereunder subject to approval by the Board of Directors of Conway Stuart, Conway Stuart shall deliver to Somnus [*] of Conway Stuart Medical, Inc. Series A Preferred Stock. In the event of a reverse stock split, Conway Stuart shall transfer stock to Somnus in order to make Somnus whole.

     3.2 Technology License Payment. Subject to the terms set forth below in this Section 3.2, Conway Stuart shall pay Somnus a nonrefundable total technology license fee equal to [*] Such fee shall be paid in two nonrefundable installments. The first installment equal to [*] shall be paid on the Effective Date. The second and final installment equal to [*] shall be paid on February 1, 1999.

     3.3 Document Payment. Conway Stuart shall pay to Somnus nonrefundable fees equal to [*] upon receipt of the design documents and [*] upon receipt of the manufacturing documents listed below. Somnus shall have no obligation to provide to Conway Stuart any documents that do not already exist at Somnus' facility as of the Effective Date. Additionally, Somnus shall have no obligation to provide to Conway Stuart any copies of Somnus' filings with UL, TUV, and FDA.

          (a) Design Documents. Somnus shall deliver copies of documents relating to hardware and software for Somnus's Model S2 RF generator, including without limitation the following documents, to be provided according to the indicated schedule:

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[*] CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH
THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.
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               (i)  Somnus shall provide to Conway Stuart the following
materials within ten (10) days of the Effective Date of this Agreement: mechanical drawings for Conway Stuart's enclosure development project.

               (ii) Somnus shall provide to Conway Stuart the following materials within sixty (60) working days of the Effective Date of this
Agreement: bill of materials, mechanical drawings for electronics, schematics, PCB layouts in hard copy format, and letters of reference to UL, TUV and FDA for these agencies to refer to Somnus' filed documents.

          (b) Manufacturing Documents. Somnus shall deliver copies of documents relating to the manufacture of Somnus' Model S2 RF generator, limited to the following: documents of materials, suppliers, all phases of manufacturing, and all manufacturing, quality assurance test procedures and source code for all software related to Somnus' Model S2 generator.

     3.4 Royalty. For the life of this Agreement, Conway Stuart shall pay to Somnus a royalty equal to [*] of Conway Stuart's average selling price of RF generators which, absent the right and license granted by Somnus to Conway Stuart under Section 2.1, would infringe Somnus' rights under the Licensed Subject Matter. For purposes of this Section 3.4, the term "average selling price" shall mean the average of net revenue actually received by Conway Stuart from end users on sales of such RF generators in each calendar quarter during the term of this Agreement. As used in the previous sentence, "net revenue" shall equal the total gross revenue, less credits or allowances on account of rejections of RF generators previously sold upon which a royalty has already been made to Somnus. In the event that Conway Stuart places such RF generators with end users at no cost, Conway Stuart shall pay Somnus a royalty based on the average selling price of [*] per unit.

     3.5 Records, Reports and Payment of Royalties. During the term of this Agreement and for five (5) years thereafter, Conway Stuart shall keep complete and accurate records of the sale of RF generators which, absent the right and license granted by Somnus to Conway Stuart under Section 2.1, would infringe Somnus' rights under the Licensed Subject Matter in sufficient detail to enable the royalties payable to Somnus under Section 3.4 of this Agreement to be determined. Within sixty (60) days after the end of each calendar quarter during which units using the technology licensed under this Agreement have been sold, Conway Stuart shall furnish to Somnus a written report setting forth the number of such RF generators sold in such just-ended calendar quarter, together with royalties payable to Somnus pursuant to Section 3.4.

     3.6 Audit Rights. Conway Stuart shall permit Somnus, or representatives of Somnus which are reasonably acceptable to Conway Stuart, at Somnus's expense, to periodically examine Conway Stuart's books, ledgers, and records during regular business hours for the sole purpose of, and only to the extent necessary, to verify reports furnished to Somnus pursuant to Section 3.5; provided that Somnus
                                                            --------
delivers to Conway Stuart a written notice of Somnus's intention to conduct an inspection not less than ten

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[*] CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH
THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

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(10) business days before the intended date of such inspection; and provided
                                                                    --------
further that only one (1) such inspection may be conducted during any calendar
-------
six (6) month period. In the event that amounts due Somnus are determined to have been underpaid by an amount greater than ten percent (10%) of the amount actually due, Conway Stuart shall pay the cost of such examination. Any royalty payment not paid on or before the date corresponding to forty five (45) days after the end of the calendar quarter for which such royalties are due and payable hereunder shall accrue interest at a rate equal to one percent (1%) per calendar month or, if less, the maximum rate permitted under applicable law. Notwithstanding the above, each report delivered by Conway Stuart to Somnus pursuant to Section 3.5, shall be deemed correct and accurate, and Somnus shall have no right to inspection records relating thereto, or otherwise challenge the accuracy of either such report or the records relating thereto, after the third anniversary of the date of delivery of such report to Somnus.

4. DEVELOPMENT PROGRAM

     4.1 Kits. Somnus shall provide Conway Stuart with up to twenty (20) RF Generator kits, including one (1) extra RF board per kit, at a price of [*] per kit, payable upon request of a kit by Conway Stuart to Somnus. The twenty (20) kits shall be consumed by Conway Stuart in, at most, two (2) separate orders. Ten (10) kits shall include Somnus' Model S2 generator enclosure, the remaining ten (10) kits shall not include the enclosure. A kit shall be composed of the components necessary to build Somnus' Model S2 RF generator. Conway Stuart shall have ten (10) days to inspect the kits upon receipt from Somnus. Conway Stuart shall have no claim against Somnus for defective kits, or components therein, after the ten (10) day inspection period has expired or after the kit has been assembled, whichever event occurs first.

     4.2 Use of Resources. Conway Stuart is expressly prohibited from using any resources belonging to Somnus, including but not limited to engineering resources, equipment and Somnus's employees and consultants, without first obtaining express written permission from Somnus. Such permission shall be requested and obtained from Somnus's Chief Executive Officer and Chief Financial Officer, and such officers of Somnus shall have the authority to grant such permission. Payment for Conway Stuart's use of Somnus's resources shall be determined by Somnus' Chief Executive Officer and Chief Financial Officer, shall be made by Conway Stuart to Somnus and, in the case of Somnus's employees, shall not exceed two times such employee's hourly rate.

     4.3 Solicitation of Employees. Except as provided in this Section 4.3 below, Conway Stuart is expressly prohibited from soliciting any employee or consultant of Somnus involved with the development of Somnus's Model S2 RF generator. For purposes of clarification, Bruno Strul, Ph.D., is not an employee or a consultant of Somnus.

          4.3.1 Use of George Schils. Upon execution of this Agreement, Conway Stuart shall reimburse Somnus in an amount equal to Twenty Four Thousand Dollars ($24,000) for consulting services performed by George Schils on behalf of

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[*] CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH
THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Conway Stuart that were paid by Somnus through December 31, 1998. Upon execution of this Agreement, Conway Stuart shall pay George Schils directly for use of his services after December 31, 1998.

          4.3.2 Use of Robin Bek. Commencing on December 1, 1998, Conway Stuart shall pay Somnus an amount equal to fifty percent (50%) of Robin Bek's burdened salary to reimburse Somnus for the time that Mr. Bek spends on RF generator development for Conway Stuart. Such payments shall be made by Conway Stuart to Somnus on the fifteenth (15th) of every month until the development of Conway Stuart's generator is completed. Conway Stuart shall be limited to fifty percent (50%) of Mr. Bek's working time.

     4.4 Transfer of Technology. Conway Stuart agrees that copies of all information and descriptions of technology, including but not limited to, all ideas, inventions, discoveries, specifications, designs, know-how, notes, memoranda, documentation, test fixtures, calibration equipment, all copyrighted materials, and all intellectual property rights constituting, embodied in, or pertaining to any of the foregoing, developed by Conway Stuart as a result of this Technology License Agreement shall be transferred by Conway Stuart to Somnus. Somnus hereby grants to Conway Stuart an irrevocable, non-exclusive, worldwide, fully-paid, royalty-free right and license under intellectual property covering such information and technology to use and otherwise exploit such information and technology.

     4.5 No Conflicts. Conway Stuart agrees not to conduct any work for its own behalf or seek out any services from any party which relates to development of an RF generator or RF generator technology for use in treatment of any body structure located above the upper esophageal sphincter. Somnus agrees not to conduct any work for its own behalf or seek out any services from any party which relates to development of an RF generator or RF generator technology for use in the Licensed Field.

     4.6 Documentation. Conway Stuart agrees that copies of all documentation, test results and test protocols, verifications and validations, lists of components different from Somnus's Model S2 RF generator, and proof of regulatory approvals shall be delivered by Conway Stuart to Somnus in a timely fashion.

     4.7 Ownership and Rights in Technology. Somnus shall own all right, title and interest in Technology developed, made or otherwise created solely by employees and consultants of Somnus. Conway Stuart shall own all right, title and interest in Technology developed, made or otherwise created solely by employees and consultants of Conway Stuart. Somnus and Conway Stuart jointly shall own all right, title and interest in Technology developed, made or otherwise created jointly by employees and consultants of Somnus and Conway Stuart. Somnus and Conway Stuart each agrees to deliver to the other party hereto (i) a written description of any Technology developed, made or otherwise created by its employees and consultants as a result of this Technology License Agreement, and (ii) an example of tangible embodiments of such Technology, where applicable. Conway Stuart shall require each of its employees and consultants to enter into confidentiality and proprietary rights agreements, in a form acceptable to

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Somnus, irrevocably assigning any and all right, title and interest such employees and consultants might have in, to and under such Technology to Conway Stuart. Somnus shall require each of its employees and consultants to enter into confidentiality and proprietary rights agreements, in a form acceptable to Conway Stuart, irrevocably assigning any and all right, title and interest such employees and consultants might have in, to and under such Technology to Somnus. All Technology shall be deemed to be Confidential Information of the party (or parties) whose employee(s) and consultant(s) developed, made or otherwise created such Technology and shall be subject to the restrictions set forth in
Article 6 below. Application and registration for intellectual property protection of Technology shall be the exclusive right of the party owning such Technology and such party shall bear the cost of such application and registration; provided, however, that the parties shall determine which of the parties hereto shall apply and register for intellectual property protection of Technology jointly owned by the parties and the parties shall bear the cost and expense of such application and registration equally. Each party agrees to execute such documents, render such assistance, and take such other action reasonably requested by the other party in connection with application, registration, perfection, enforcement and defense of intellectual property rights relating to Technology developed, made or otherwise created. Conway Stuart agrees to grant, and hereby grants, to Somnus an irrevocable, non-exclusive, worldwide, fully-paid, royalty-free right and license, together with the right to grant and authorize sublicenses, under intellectual property covering Technology developed as a result of this Technology License Agreement and owned by Conway Stuart to make, have made, import, use, offer for sale, sell and otherwise distribute tangible embodiments of such Technology in all fields other than the Licensed Field. Somnus agrees to grant, and hereby grants, to Conway Stuart an irrevocable, non-exclusive, worldwide, fully-paid, royalty-free right and license, under intellectual property covering Technology developed as a result of this Technology License Agreement and owned by Somnus to make, have made, import, use, offer for sale, sell and otherwise distribute tangible embodiments of such Technology in the Licensed Field, and to use such Technology in development projects.

     4.8 Use of Third Party Developers. Due to the confidential nature of the Licensed Subject Matter, in the event Conway Stuart uses a third party developer or manufacturer, Conway Stuart shall require such third party developer or manufacturer to execute confidentiality agreements in a form acceptable to Somnus. Conway Stuart shall provide copies of all such confidentiality agreements to Somnus.

     4.9 Control Use Algorithm. Conway Stuart is expressly prohibited from incorporating into the RF generators to be developed as a result of this Technology License Agreement Somnus' proprietary algorithm preventing reuse of a disposable medical device. If Conway Stuart elects to incorporate into such RF generators an algorithm to prevent reuse of a disposable medical device that is based upon the intellectual property that Somnus licensed from Medtronic, Conway Stuart must obtain an independent license from Medtronic prior to incorporating this feature.

     4.10 Conway Stuart Generator Appearance. Conway Stuart shall develop an icon user interface, enclosure and connector for use in the RF generators to be developed as a result of this Technology License Agreement which are separate and

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distinct from the icon user interface, enclosure and connector used by Somnus as of the Effective Date. For the avoidance of doubt, in the event that any question exists as to whether such icon user interface, enclosure and connector developed by Conway Stuart is not separate and distinct from the icon user interface, enclosure and connector used by Somnus as of the Effective Date, Conway Stuart shall obtain written approval from Somnus prior to implementation of such icon user interface, enclosure and connector into the RF generators to be developed as a result of this Technology License Agreement.

     4.11 Regulatory Approvals and Testing. Conway Stuart shall be responsible for obtaining necessary regulatory approvals and authorizations for the RF generators to be developed as a result of this Technology License Agreement, development of all test procedures and all test fixtures. Conway Stuart shall be responsible for developing all verification and validation protocols and performing such verification and validation protocols to determine whether each unit using the technology licensed under this Agreement meets the specification requirements for such RF generators.

     4.12 Software and Hardware Changes. Conway Stuart shall be solely responsible for development of a proprietary enclosure for RF generators to be developed as a result of this Technology License Agreement.

     4.13 Right of Access. Representatives of Somnus shall have the right to visit Conway Stuart's facilities and the facilities of Conway Stuart's contractors and subcontractors during normal business hours to observe, discuss progress with representatives of Conway Stuart and Conway Stuart's contractors, consultants, and subcontractors, and inspect all relevant documents; provided
                                                                     --------
that, with respect to any visit or inspection of documents, Somnus shall notify Conway Stuart of its intention to visit or inspect documents at least five (5) business days in advance; and provided further that copies of any documents
                              -------- -------
shall be provided to Somnus only after consent by Conway Stuart, such consent not to be unreasonably withheld; and provided further that any and all
                                     --------
information obtained by Somnus as a result of actions permitted under this
Section 4.13, including without limitation any and all copies of documents, shall be deemed Confidential Information of Conway Stuart and shall be subject to the restrictions set forth in Article 6 below.

5.  REPRESENTATIONS, WARRANTIES AND COVENANTS

     5.1 Representations, Warranties and Covenants of Somnus. Somnus represents, warrants and covenants that: (i) Somnus is the sole and exclusive owner of all right, title and interest in the Licensed Subject Matter; (ii) the Licensed Subject Matter is free and clear of any lien, encumbrance, security interest and restriction on license; (iii) Somnus has not previously granted, and will not grant during the term of this Agreement, any right, license or interest in, to or under the Licensed Subject Matter, or any portion thereof, which is inconsistent with the rights and licenses granted to Conway Stuart herein; (iv) to the best of Somnus' knowledge as of the Effective Date, the Licensed Subject Matter does not infringe any intellectual property right of any third party; (v) there are no actions, suits, investigations, claims or proceedings pending or threatened in any way relating to the Licensed Subject Matter; (vi) during the term of this Agreement,

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Somnus will not conduct any work for its own behalf or seek out any services from any party which relates to development of an RF generator, or RF generator technology, for use in the Licensed Field, (vii) Somnus is a corporation, duly organized validly existing and in good standing under the laws of the State of Delaware; and (viii) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Somnus.

     5.2 Representations, Warranties and Covenants of Conway Stuart. Conway Stuart represents, warrants and covenants that: (i) during the term of this Agreement, Conway Stuart will not conduct any work for its own behalf or seek out any services from any party which relates to development of an RF generator, or RF generator technology, for use in treatment of any body structure located above the upper esophageal sphincter; (ii) Conway Stuart is a corporation, duly organized validly existing and in good standing under the laws of the State of Delaware; and (iii) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Conway Stuart.

     5.3 Effect of Representations, Warranties and Covenants. It is understood that if the representations and warranties made by a party under this Article 5 are not true and accurate, or if the covenants made by a party under this
Article 5 are not upheld and complied with, and the other party incurs damages, liabilities, costs or other expenses as a result of such falsity or non-compliance, the party making such representations, warranties and covenants shall indemnify and hold the other party harmless from and against any such damages, liabilities, costs or other expenses incurred as a result of such falsity or such non-compliance.

6.  CONFIDENTIAL INFORMATION

     6.1 General. Somnus and Conway Stuart each agree that all information contained in documents marked "confidential" which are received by one party from the other party, and all information indicated to be Confidential Information in Sections 4.7 and 4.13 (collectively, "Confidential Information") shall be received in strict confidence, used only for the express purposes set forth in this Agreement, and not disclosed by the recipient party (except as required by law or court order), its agents or employees without the prior written consent of the other party, unless such Confidential Information (i) was in the public domain at the time of disclosure, (ii) later became part of the public domain through no act or omission of the recipient party, its employees, agents, or permitted successors or assigns, (iii) was lawfully disclosed to the recipient party by a third party having no obligation to the disclosing party,
(iv) was already known by the recipient party at the time of disclosure, (v) was independently developed by the recipient without use of or access to such Confidential Information or (vi) is required to be disclosed to a government agency.

     6.2 Protection of Confidential Information. Each party's obligations of confidentiality, non-use and nondisclosure set forth in Section 6.1 shall be fulfilled by using at least the same degree of care with the other party's Confidential Information as it uses to protect its own confidential information. This obligation shall continue in full

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force and effect during the term of this Agreement and thereafter for a period of three (3) years.

7.  INFRINGEMENT BY THIRD PARTIES

     7.1 General. Conway Stuart shall notify Somnus if it learns of any possible infringement by any third party of the Intellectual Property Rights. In the event that Somnus does not file suit against a substantial infringer of such patents or other rights granted herein within six (6) months after receipt of such notification from Conway Stuart, Conway Stuart shall have a right, but no obligation, to enforce any patent licensed hereunder on behalf of itself and Somnus. Somnus shall provide all reasonable assistance requested by Conway Stuart in connection with any action taken by Conway Stuart to enforce the Intellectual Property Rights consistent with its obligations pursuant to Section 7.2, including without limitation joining legal action initiated by Conway Stuart as a party. In the event that Conway Stuart takes action to enforce the Intellectual Property Rights, Conway Stuart shall retain for its own benefit all recoveries obtained from such action.

     7.2 Cooperation. In any suit or dispute involving an infringer, the parties shall cooperate fully, and upon the request and at the expense of the party bringing suit, the other party shall make available to the party bringing suit, at reasonable times and under appropriate conditions all relevant personnel, records, papers, information, samples, specimens, and the like in its possession.

8.  INDEMNIFICATION

     8.1 General. Conway Stuart shall hold harmless and indemnify Somnus, its officers, employees and agents from and against any claims, demands or causes of action whatsoever, including without limitation those arising on account of any injury or death of persons or damage to property caused by, or arising out of, or resulting from, the exercise or practice of the rights and licenses granted hereunder by Conway Stuart, its Affiliates or their officers, employees, agents or representatives, except to the extent that any such claims, demands or causes of action arise as a result of Somnus' negligence or misconduct.

9.  TERM AND TERMINATION

     9.1 Term. The term of this Agreement shall commence on the Effective Date and continue in full force and effect until the earlier of either (i) the expiration of the term of the last patent within the Licensed Subject Matter or, if sooner, determination by a court or administrative agency of competent jurisdiction that the last patent within the Licensed Subject Matter is invalid or unenforceable, or (ii) fifteen (15) years if no patents within the Licensed Subject Matter issue.

     9.2 Termination for Cause. Either party may, without penalty, terminate this Agreement, effective upon written notice to the other party in the event of one of the following events:

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     9.2.1 The other party materially breaches this Agreement, and such breach remains uncured for thirty (30) days following written notice of breach by the non-breaching party, unless such breach is incurable, in which event termination shall be immediate upon receive of written notice;

     9.2.2 To the extent permitted by applicable, a petition for relief under any bankruptcy statute is filed by or against the other party, or the other party makes an assignment for creditors, or a receiver is appointed for all or a substantial party of the party's assets, and such petition, assignment or appointment is not dismissed or vacated within sixty (60) days.

     9.3  Licenses.

          9.3.1 Upon expiration of this Agreement pursuant to the terms of
Section 9.1, Conway Stuart shall have a paid-up, irrevocable, non-exclusive, worldwide right and license under the Technology Rights to manufacture, have manufactured, use, offer to sell, sell and import RF generators in the Licensed Field.

          9.3.2 Upon termination of this Agreement by Somnus pursuant to Section 9.2, all rights and licenses granted herein by Somnus to Conway Stuart under Licensed Subject Matter shall terminate. Upon termination of this Agreement by Conway Stuart pursuant to Section 9.2, or upon expiration of this Agreement, all rights and licenses granted herein by Somnus to Conway Stuart under Licensed Subject Matter shall survive.

     9.4 Return of Confidential Information. Upon termination of this Agreement by Somnus pursuant to Section 9.2, but not upon expiration or termination of this Agreement by Conway Stuart pursuant to Section 9.2, Conway Stuart shall promptly return to Somnus any Confidential Information of Somnus received from Somnus prior to such termination, and Conway Stuart shall be no longer be entitled to use any such Confidential Information for any purpose.

     9.5 Accrued Rights. Expiration or termination of this Agreement shall not release either party from any obligation theretofore accrued.

     9.6 Survival. Articles 5, 6, and 10, and Sections 9.3, 9.4, 9.5 and 9.6, of this Agreement shall survive expiration or termination of this Agreement for any reason.

10. MISCELLANEOUS

     10.1 Governing Law. This Agreement shall be governed by, and construed and interpreted, in accordance with the laws of the State of California without reference to principles of conflicts of laws.

     10.2 Compliance with Laws. Each party shall perform this Agreement in compliance with all applicable federal, national, state and local laws, rules and regulations and shall indemnify the other party and its customers for loss or damage sustained because of such party's noncompliance with any such law, rule or regulation.

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Each party shall furnish to the other party any information requested or required by that party during the term of this Agreement or any extensions hereof to enable that party to comply with the requirements of any U.S. or foreign federal, state, and/or governmental agency.

     10.3 Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL, INDIRECT, OR SPECIAL DAMAGES OF THE OTHER PARTY ARISING OUT OF THIS AGREEMENT, UNDER ANY THEORY OF LIABILITY.

     10.4 Force Majeure. Neither party shall be held responsible for any delay or failure in performance hereunder caused by strikes, embargoes, unexpected government requirements, civil or military authorities, acts of God, earthquake, or by the public enemy or other causes reasonably beyond such party's control and without such party's fault or negligence.

     10.5 Independent Contractors. The relationship of Somnus and Conway Stuart established by this Agreement is that of independent contractors. Nothing in this Agreement shall be constructed to create any other relationship between Somnus and Conway Stuart. Neither party shall have any right, power or authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other.

     10.6 Confidentiality of Agreement. Except as required by law, neither party to this Agreement shall disclose the contents or any term of this Agreement to any person or entity without the prior written consent of the non-disclosing party.

     10.7 Assignment. The parties agree that their rights and obligations under this Agreement may not be transferred or assigned to a third party without the prior written consent of the other party hereto. Notwithstanding the foregoing, a party may transfer or assign its rights and obligations under this Agreement to a successor to all or substantially all of its business or assets relating to this Agreement whether by sale, merger, operation of law or otherwise.

     10.8 No Use of Names. Neither party will use the name of the other in its advertising or promotional materials without the prior written consent of such other party.

     10.9 Notices. Any required notices hereunder shall be given in writing by certified mail or overnight express delivery service (such as FedEx) at the address of each party below, or to such other address or as either party may substitute by written notice. Notice shall be deemed served when delivered or, if delivery is not accomplished by reason or some fault of the addressee, when tendered.

     If to Somnus:  Somnus Medical Technologies, Inc.
                    285 N. Wolfe Road
                    Sunnyvale, California 94086
                    Attn: Chief Executive Officer

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     If to Conway Stuart:  Conway Stuart Medical, Inc.
                           735 Palomar Avenue
                           Sunnyvale, California 94086
                           Attn: Chief Executive Officer

     10.10 Modification; Waiver. This Agreement may not be altered, amended or modified in any way except by a writing signed by both parties. The failure of a party to enforce any provision of the Agreement shall not be construed to be a waiver of the right of such party to thereafter enforce that provision or any other provision or right.

     10.11 Severability. If any provision of any provision of this Agreement shall be found by a court to be void, invalid or unenforceable, the same shall be reformed to comply with applicable law or stricken if not so conformable, so as not to affect the validity or enforceability of this Agreement.

     10.12 Entire Agreement. The parties hereto acknowledge that this Agreement sets forth the entire Agreement and understanding of the parties hereto as to the subject matter hereof, and supersedes all prior discussions, agreements, and writings in respect hereto.

     10.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and which together shall constitute one instrument.

     IN WITNESS WHEREOF, Somnus and Conway Stuart have executed this Agreement by their respective duly authorized representatives.

SOMNUS MEDICAL                           CONWAY STUART MEDICAL, INC.
TECHNOLOGIES, INC.                       ("Conway Stuart")
("Somnus")

By: /s/ John Schulte                     By: /s/ Stuart D. Edwards
    --------------------------               --------------------------

Print: John Schulte                      Print: Stuart D. Edwards

Title: Chief Executive Officer           Title: Chief Executive Officer

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